EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200  FAX 516-677-0380

Contact: Debra Wasser, VP of Investor Relations and Corporate Communications 516-677-0200 x 1472

Veeco Provides Financial Update;

Postpones Earnings Release Pending

Internal Investigation of TurboDisc Accounting

Woodbury, NY – February 11, 2005 – Veeco Instruments Inc. (Nasdaq: VECO) today provided a financial update for the fourth quarter and year-ended December 31, 2004.  Veeco announced that it will postpone the release of audited results for the fourth quarter and full year 2004 pending completion of an internal investigation of improper accounting transactions at its TurboDisc® division. Veeco expects to complete its investigation and year-end audit and to file its Annual Report on Form 10-K for the year ended December 31, 2004 on or before March 16, 2005.

Financial Update

•                  Veeco expects fourth quarter 2004 revenues, pending completion of its audit, to be between $93 and $100 million, in line with guidance provided on October 26, 2004.

•                  Fourth quarter orders were $99 million, up 2% from the prior year fourth quarter and up 24% sequentially. The Company’s fourth quarter order guidance was $85-$95 million.

•                  Veeco’s 2004 revenues are expected to be in the range of approximately $383-$390 million, pending completion of the audit, and 2004 orders were $420 million, each up approximately 40% from the prior year.

•                  Veeco is unable to comment on fourth quarter earnings given the internal accounting investigation, which is described below.

Internal Accounting Investigation

Veeco is conducting an internal investigation of improper accounting transactions recorded at its TurboDisc division, causing a postponement in the release of Veeco’s earnings. The investigation focuses principally on the value of inventory, accounts payable and certain revenue items carried on the books of TurboDisc.  Veeco acquired the assets of TurboDisc in November 2003. The investigation was commenced after Veeco’s internal audit staff and corporate financial management discovered improper accounting transactions in the course of a Veeco internal audit and transitioning the division to Veeco’s SAP accounting system during the fourth quarter of 2004.

The Audit Committee of the Company’s Board of Directors has been supervising the accounting investigation and authorized Veeco’s outside counsel, Kaye Scholer LLP, to hire Jefferson Wells to be actively involved in performing forensics work as part of the investigation.

Veeco expects that this investigation will lead to adjustments requiring the restatement of the financial statements previously issued for the quarterly periods and nine months ended September 2004. While there can be no certainty as to the amount of the adjustment to earnings until the investigation and audited financial statements are completed, Veeco currently expects that the pre-tax earnings impact will be between $5.5 million and $7.5 million for the nine months ended September 30, 2004.  Veeco is unable to comment on fourth quarter earnings until the investigation and year-end audit are complete.

Commenting on the accounting review, Edward H. Braun, Chairman and CEO of Veeco said, “Errors and improper entries were uncovered by Veeco’s internal audit staff and were limited to a single Veeco business unit, TurboDisc, which was acquired in November 2003.  We have taken prompt corrective action and are working diligently to finish the audit and report complete financial results in conjunction with our March filings.”

John F. Rein, Jr., Executive Vice President and Chief Financial Officer, added, “We have taken swift action to resolve this accounting issue, including making appropriate staffing changes and transitioning TurboDisc’s accounting system to Veeco’s SAP system.  We will announce revenue and earnings for the fourth quarter and year ended December 31, 2004 once the internal investigation is complete and our results have been audited by Ernst & Young.” Veeco intends to release these results and file its Annual Report on Form 10-K for the year ended December 31, 2004 on or before March 16, 2005. However, there can be no assurance that the review will be completed during this timeframe or that, even if completed, the Form 10-K will be finalized in time to meet such deadline.

Management Overview and Outlook

Mr. Braun also commented on Veeco’s 2004 results, “2004 was a growth year for Veeco, with revenues and orders both up approximately 40% from the prior year.  Order growth was strongest in the first half of 2004 and weakened in the third quarter.  Market conditions improved for Veeco during the fourth quarter, with orders up 24% sequentially to $99 million, driven primarily by increased capital spending from our data storage and semiconductor customers. We are well positioned to benefit from the growth of new wireless consumer electronics applications based on the convergence of embedded data storage, full color high-brightness LED displays and semiconductor technology, and continued scientific research investment.”

“Our focus for 2005 is to improve Veeco’s profitability, which will be helped by the successful completion of cost reductions outlined last quarter. Our core technology and market position remain strong,” added Mr. Braun.  Veeco currently expects first quarter 2005 sales and orders each to be in the range of $85-$90 million.

Details on 2004 Order Performance

Veeco’s orders for the fourth quarter of 2004 were $99.0 million, an increase of 2% compared to the fourth quarter of 2003, and up 24% sequentially from the $79.5 million reported in the third quarter of 2004. Fourth quarter 2004 Metrology orders were $40.2 million and Process Equipment orders were $58.8 million. Veeco’s orders by market in the fourth quarter were 37% data storage, 18% semiconductor, 18% LED/wireless and 27% scientific research. Orders by region were 22% U.S., 35% Europe, 25% Asia Pacific and 18% Japan.

Veeco’s 2004 orders were $420.3 million, a 41% increase over the $297.6 million reported in 2003. 2004 Metrology orders were $159.3 million and Process Equipment orders were $261.0 million. Veeco’s 2004 orders by market were 30% data storage, 16% semiconductor, 29% LED/wireless and 25% scientific research. 2004 orders by region were 37% U.S., 19% Europe, 28% Asia Pacific and 16% Japan.

Other Factors Affecting Fourth Quarter Results

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, Veeco will record in the fourth quarter of 2004 a non-cash valuation allowance of approximately $50 million related to its deferred tax assets. SFAS No. 109 requires an assessment of a company’s current and previous performance and other relevant factors when determining the need for such a valuation allowance. Under this pronouncement, factors such as current and previous operating losses are given greater weight than the outlook for future profitability in determining deferred tax asset carrying value.  This adjustment will have no impact on the Company’s cash flow or future prospects, nor does it diminish the Company’s ability to utilize the underlying tax net operating loss and credit carry-forwards in the future.

As previously announced, Veeco will record a pre-tax charge in the fourth quarter related to staffing and cost reductions and product rationalization costs and an in-process R&D write-off related to the acquisition of MTI.  This charge is currently expected to be approximately $5.7 million.

Investor Conference Call/ Webcast

Veeco will host a conference call at 10:00 am Eastern Time this morning at 1-800-289-0569.  The call will also be webcast live on the Veeco Website at www.veeco.com. A replay of the call will be available until February 18, 2005 at 888-203-1112 or 719-457-0820 using confirmation code 260546 for access, or on the Veeco website.  Veeco intends to host a second conference call upon completion of its audit and release of its finalized fourth quarter and year-end 2004 results.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance or disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

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